                           RESEARCH AND LICENSE AGREEMENT

This Agreement, effective as of April 1, 1997 (the "Effective Date"), is by and between NEW YORK UNIVERSITY (hereinafter "NYU"), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012 and AXONYX INC. (hereinafter "CORPORATION"), a corporation organized and existing under the laws of the State of Delaware having its principal office at: 110 Second Street Stevenson WA 98648.

                                      RECITALS

       WHEREAS, Drs. Claudio Soto-Jara and Blas Frangione of NYU (hereinafter the "NYU Scientists") have made certain inventions relating to the diagnosis and treatment of Alzheimer's Disease and other amyloidosis disorders, all as more particularly described in pending U.S. patent application and counterpart foreign patent application owned by NYU, identified in annexed Appendix I and forming an integral part hereof (hereinafter the "Pre-Existing Inventions");

       WHEREAS, NYU is willing to perform the NYU Research Project (as hereinafter defined);

       WHEREAS, CORPORATION is prepared to sponsor the NYU Research Project;

       WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined);

       NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.     DEFINITIONS.

       (a) "Calendar Year" shall mean any consecutive period of twelve months commencing on the first day of January of any year.

       (b) "Corporation Entity" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control, means the holding of fifty and one tenth percent (50. 1 %) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

       (c) "Date of First Commercial Sale" shall mean the date when a "Licensed Product" is first sold in any country.

       (d) "Field" shall mean anti-amyloid peptide inhibitors of amyloidogenesis in connection with the diagnosis, treatment and prevention of animal or human diseases or conditions.

       (e) "License" shall mean the exclusive worldwide license to practice the Research Technology (as hereinafter defined) to develop, to make and have made, to use and have used, and to sell and have sold, the Licensed Products.

       (f) "Licensed Products" shall mean products for the diagnosis, treatment or prevention of animal or human diseases or conditions
               (i) covered by a claim of any unexpired NYU Patent which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken, or (ii) utilizing or based upon NYU Know-How.

       (g) "Net Sales" shall mean the total amount received by Corporation, any Corporation Entity, or any sub-licensee of CORPORATION in connection with sales of Licensed Products, in any arm's length transaction, by CORPORATION, any Corporation Entity or any sublicensee of CORPORATION, after deduction of all the following to the extent applicable to such sales:

               (i) all trade, case and quantity credits, discounts, refunds or rebates-,

               (ii)   allowances or credits for returns or recalls;

               (iii)  sales commissions ;

               (iv) all taxes (except income taxes), tariffs, duties and other similar governmental charges paid by the CORPORATION or its affiliates or sublicensees; and

               (v) export packaging, outbound freight or transportation charges;

                      provided that Net Sales shall not include amounts invoiced by CORPORATION to any person or entity that is a Corporation Entity or a sublicensee of CORPORATION under the License.

       (h) "NYU Know-How" shall mean the Pre-Existing Inventions and any unpublished information and materials including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, discovered, developed or acquired by, or on behalf of students or employees of NYU during the term and in the course of the NYU Research Project.

       (i) "NYU Patents" shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefor:

               (i) which claim Pre-Existing Inventions and which are identified on annexed Appendix 1; or

               (ii) which claim inventions that are made, in whole or in part, by students or employees of NYU during the term and in the course of the NYU Research Project.

       (j) "Research Period" shall mean the four-year period commencing on the Effective Date hereof and any extension thereof as to which NYU and CORPORATION shall mutually agree in writing.

       (k) "NYU Research Project" shall mean the investigations at NYU during the Research Period into the Field under the supervision of the NYU Scientists in accordance with the research program, described in annexed Appendix II, which forms an integral part hereof.

       (l)     "Research Technology" shall mean all NYU Patents and NYU
               Know-How.

       (m) "Total Net Sales" shall mean the aggregate Net Sales of CORPORATION, any Corporation Entity and any sublicensee of CORPORATION.

2.     EFFECTIVE DATE:

       (a) This Agreement shall become effective with the signing of this Agreement on April 1, 1997. Upon the Effective Date of this Agreement CORPORATION will make its first quarterly installment payment to NYU under Section 4 hereof.

       (b) Upon this Agreement becoming effective, this Agreement shall remain in force and effect until it expires or is terminated in accordance with Section 16 or 18 hereof.

3.     PERFORMANCE OF THE NYU RESEARCH PROJECT.

       (a)     In consideration of the sums to be paid to NYU as set forth in
               Section 4 below, NYU undertakes to perform the NYU Research Project under the supervision of the NYU Scientists during the Research Period. If, during the Research Period all of the NYU Scientists shall cease to supervise the NYU Research Project, then NYU shall promptly so notify CORPORATION and shall endeavor to' find among the scientists of NYU a scientist acceptable to CORPORATION to continue the supervision of the NYU Research Project in place of the NYU Scientists. If NYU is unable to find such a scientist acceptable. to CORPORATION within three months after such notice to CORPORATION, CORPORATION shall have the option to terminate its funding of the NYU Research Project. CORPORATION shall promptly advise NYU in writing if CORPORATION so elects. Such termination of funding pursuant to this Section 3(a) shall not terminate this Agreement or the License granted herein. Nothing herein contained shall be deemed to impose an obligation on NYU to find a replacement for the NYU Scientists.

       (b) Nothing contained in this Agreement shall be construed as a warranty on the part of NYU that any results or inventions will be achieved by the NYU Research Project, or that the Research Technology and/or any other results or inventions achieved by the NYU Research Project, if any, are or will be commercially exploitable and furthermore, NYU makes no warranties whatsoever as to the commercial or scientific value of the Research Technology and/or as to any results which may be achieved in the NYU Research Project.

       (c) NYU shall have full authority and responsibility for the completion of the NYU Research Project within the parameters set forth therein, subject to its obligations under Section 3(d) hereof. All students and employees of NYU who work on the NYU Research Project will do so as employees or students of NYU, and not as employees of CORPORATION. Any student working on the NYU Research Project shall enter into a written confidentiality agreement with respect to CORPORATION Confidential Information (as that term is hereinafter defined), a copy of which will be provided to CORPORATION.

       (d) A Scientific Advisory Board (hereinafter the "SAB") shall be constituted by CORPORATION, and members of such Board appointed by CORPORATION following consultation with NYU as to the identities and qualifications of such members. The NYU Scientists shall consult from time to time with the SAB to review the plan, progress and direction of the NYU Research Project to evaluate the tasks, goals, and timing of the NYU Research Project. The NYU Research Project shall be amended only with the written consent of NYU the NYU Scientists and CORPORATION.

       (e) On or about June 1 and December 1 of each year of the Research Period, NYU shall prepare a written report summarizing the results of the work conducted on the NYU Research Project during the preceding six (6) months and deliver such report to the SAB. The CORPORATION may request, upon thirty days notice that NYU prepare a written interim report for the SAB.

4.     FUNDING OF THE NYU RESEARCH PROJECT.

       (a) As compensation to NYU for work to be performed on the NYU Research Project during the Research Period, subject to any earlier termination of the NYU Research Project pursuant to
               Section 3(a) hereof, CORPORATION will pay NYU the total sum of $1,200,000, payable in sixteen consecutive quarterly payments of $ 75,000, beginning on the date of the signing of this Agreement with subsequent payments on each three (3) month anniversary of the Effective Date.

       (b) Nothing in this Agreement shall be interpreted to prohibit NYU (or the NYU Scientists) from obtaining additional financing or research grants for the NYU Research Project from government agencies, which grants or financing may render all or part of the NYU Research Project and the results thereof subject to the rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C. Section 200 ET SEC. NYU shall provide CORPORATION with reasonably timely notice of any such grant or other financing. Such notice will include a copy of the complete scientific research proposal for any such grant or additional financing.

5.     TITLE.

       (a) Subject to the License granted to CORPORATION hereunder, it is hereby agreed that all right, title and interest, in and to the Research Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the Research Technology shall vest solely in NYU. At the request of NYU, CORPORATION shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

       (b) Subject to the License granted to CORPORATION hereunder, for so long as the NYU Scientists are employed by NYU, any and all inventions made by such NYU Scientists and relating to the Field shall' be owned solely by NYU.

6.     PATENTS AND PATENT APPLICATIONS.

       (a) CORPORATION shall, simultaneously -with the signing of this Agreement pay NYU the sum of U.S. $ 2,4,994.72, being the amount of all costs and fees incurred by NYU up to the date hereof in connection with the patent applications identified in Appendix I hereto.

       (b) NYU will promptly disclose to CORPORATION in writing any inventions which constitute potential NYU Patents. CORPORATION will promptly disclose to NYU any inventions which are in the Field and which are conceived by employees or consultants of CORPORATION. All such inventions shall be considered "CORPORATION Confidential Information" subject to
               Section 11 of this Agreement.

       (c) At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the Research Technology. Such patent applications shall be filed, prosecuted and maintained by patent counsel selected by NYU, and acceptable to CORPORATION, which acceptance shall be timely communicated and not be unreasonably denied. Copies of all such patent applications and patent office actions shall be forwarded to each of NYU and CORPORATION. NYU and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NYU or CORPORATION, at their own respective expense, upon prior notice to and consent of the other party, which consent shall not unreasonably be withheld.

       (d) All applications and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU at the expense of CORPORATION. Against the submission of invoices, CORPORATION shall reimburse NYU for all reasonable costs and fees incurred by NYU during the term of this Agreement in connection with the filing, maintenance, prosecution, protection and the like of the NYU Patents, subject to the prior written submission of cost estimates and a budget for any legal work expected to cost more than $2500.

       (e) NYU and CORPORATION shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology.

       (f) As long as CORPORATION diligently maintains and prosecutes any patents or patent applications within the NYU Patents in each of the following Major Countries: the United States, Japan, France, Germany, the United Kingdom, Spain, Italy, Switzerland, Canada, and Australia; CORPORATION shall retain a world wide exclusive License as that term is defined above. If at any time during the term of this Agreement CORPORATION decides that it is undesirable, as to one or more of the Major Countries, to prosecute or maintain any patents or patent applications within the NYU Patents, it shall give prompt written notice thereof to NYU, and upon receipt of such notice CORPORATION shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such Major Countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the Research Technology and NYU shall be free to grant rights in and to the Research Technology in such Major

               Countries to third parties, and CORPORATION shall have no right to exploit the Research Technology in such Major Countries

       (g) Nothing herein contained shall be deemed to be a warranty by NYU that

               (i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

               (ii) that the manufacture, use, or sale of any element of the Research Technology or any Licensed Product will not infringe any patent(s) of a third party.

7.     GRANT OF LICENSE.

       (a) Subject to the terms and conditions hereinafter set forth and subject to the rights of the U.S. government and its agencies as set forth in 35 U.S.C. 200 ET SEC, NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License.

       (b) The License granted to CORPORATION in Section 7(a) hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for eight (8) years from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the NYU Patents whichever shall be later. At the expiration of the term of this Agreement, the CORPORATION shall be deemed to have a fully paid License, in respect of all rights being licensed hereunder, and no further royalties shall accrue or be payable by CORPORATION to NYU in respect thereof.

       (c) CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be different from those set forth in this Agreement) (i) to a Corporation Entity or (ii) to other third parties, in each case for consideration and in an arms-length transaction. Sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION to NYU as soon as practicable after the signing thereof. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

               (1) the sublicense shall expire automatically on the termination of the License;

               (2) the sublicense shall not be assignable, in whole or in part;

               (3)    the sublicensee shall not grant further sublicenses;

               (4) both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in Section 11 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

               (5) the sublicense agreement shall include the text of Sections 14 and 15 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for :the purpose of enforcing such indemnification and insurance provisions.

8.     PAYMENTS FOR LICENSE.

       (a) In consideration for the grant and during the term of the License, CORPORATION shall pay to NYU:

               (1) upon the achievement of the following technical milestones with respect to:
                      (a) one neuroimaging product, (b) one Alzheimer's treatment product and (c) one prion treatment product, in each case which is a Licensed Product, the payments as indicated below:


       Milestone                                                   Payments
       ---------                                                   --------
       On (x) Thirty days (30) following the first filing of an    $25,000
       Investigational New Drug Application ("IND") or
       (y) if the Federal Drug Administration requires
       modification of such IND within such
       thirty-day period, upon approval of such IND after
       such modification

       Upon the approval of a New Drug                             $150,000;
       Application in the United States



               (2) With respect to sales of Licensed Products that constitute therapeutic or preventative products for use in humans, a royalty of (a) 4% of Total Net Sales during each calendar year up to and including $50,000,000, (b) 3% of Total Net Sales during each calendar year in excess of $50,000,000 and up to and including $100,000,000 and
                      (c) 2% of Total Net Sales during each calendar year in excess of $ 1 00,000,000; and

               (3) With respect to sales of Licensed Products that constitute diagnostic products for use in humans, or diagnostic, therapeutic or preventative products for use in animals, a royalty of (a) 3% of Total Net Sales during each calendar year-up to and including $30,000,000 and
                      (b) 2% of Total Net Sales during each calendar year in excess of $30,000,000.

               (4) CORPORATION shall pay to NYU the royalty payments set forth in Sections 8 (a)(2) and 8 (a)(3) hereof for a period of eight (8) years from the Date of first Commercial Sale in such country or until the expiration date of the last to expire of the NYU Patents, whichever shall be later; PROVIDED, however, that during any period of time after the expiration date of the last to expire of the NYU Patents, covering the product in question, but within eight (8) years from the Date of First Commercial Sale in a given country, NYU shall receive one half (1/2) of the royalty payment as set forth on the schedule in Sections 8 (a)(2) and 8(a)(3) hereof, on a country by country and product by product basis. CORPORATION shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

       (b) For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into two parts ending on June 30 and December 31. Not later than sixty (60) days after each December and June in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding half year (hereinafter "the Half-Year Report"), setting forth the Total Net Sales and Net Sales of each of CORPORATION, each Corporation Entity and each sublicensee of CORPORATION and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least

               (i) the quantity of Licensed Products used, sold, transferred or otherwise disposed of on a country-by-country basis;

               (ii)   the selling price of each Licensed Product;

               (iii) the deductions permitted under Section l(g) hereof to arrive at Net Sales; and the royalty computations and subject of payment.

               If no royalties or other payments, are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding half year shall accompany each Half-Year Report on royalties and payments. CORPORATION shall keep for a period of at least four (4) years after the date of entry, full, accurate and compete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

       (c) Within sixty (60) days after the end of each Calendar Year commencing on the Date of First Commercial Sale, CORPORATION shall furnish NYU with a report (hereinafter the "Annual Report"), certified by CORPORATION's chief financial officer, relating to the royalties and other payments due to NYU pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 8(b) above in respect of the Half-Year Report.

       (d) On reasonable notice and during regular business hours, NYU or an authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION, or any Corporation Entity insofar as they relate to the production, marketing and sale of Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. CORPORATION shall cause any sub-licensee of CORPORATION to permit an inspection by CORPORATION, directly or through agents of CORPORATION, of such sub-licensee's books of accounts, records and other documentation to the extent that such documentation relates to the production, marketing and sale of Licensed Products, and shall, upon request of NYU, appoint NYU as an agent of CORPORATION for purposes of conducting such an inspection.

       (e) Beginning on the sixth Calendar Year and continuing thereafter until this Agreement shall terminate or expire, CORPORATION agrees that if the total royalties paid to NYU under Section 8(a)(2) and (3) do not amount to one hundred and fifty thousand dollars ($150,000) in each Calendar Year, CORPORATION will pay to NYU within sixty (60) days after the end of each such Calendar Year, as additional royalty, the difference between the amount of the total royalties paid to NYU by CORPORATION in such Calendar Year and one hundred and fifty thousand dollars ($150,000), failing which NYU shall have the right solely at its election, upon written notice to CORPORATION, to either terminate this Agreement for cause or to declare the License granted herein to CORPORATION to be non-exclusive.

       (f) CORPORATION shall, and shall cause each Corporation Entity and sublicensee of CORPORATION, to effect sales of Licensed, Products to third parties on commercially reasonable, arm's length terms.

9.     METHOD OF PAYMENT.

       (a) Royalties and other payments due to NYU hereunder, shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate published in the Wall Street Journal applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due. If the transfer of or the conversion into United States dollar equivalent of any such royalties or payments due is not lawful or possible in any country, such royalties or payments shall be made by the deposit thereof in the currency of the country in question to the credit and account of NYU or its nominee in a bank or trust company located in that country, prompt notice of which shall given to NYU, NYU shall be advised in writing in advance by CORPORATION and provide CORPORATION a nominee if so desired.

       (b) CORPORATION shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by CORPORATION, any Corporation Entity and by the sublicensees of CORPORATION.

10.    DEVELOPMENT AND COMMERCIALIZATION.

       (a) CORPORATION undertakes to use reasonable diligence to carry out the Development Plan (annexed hereto as Appendix - and which is an integral part of this Agreement), including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Development Plan and within all timetables set forth therein. CORPORATION further undertakes to exercise due diligence and to employ its reasonable diligence to obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which CORPORATION or its sublicensees intend to produce, use, and/or sell Licensed Products.

       (b) Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in subsection (a) above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA

               Good Manufacturing Practice ("GMP") procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

       (c) CORPORATION undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the Development Plan and to continue diligently thereafter to commercialize the Licensed Products.

       (d) CORPORATION shall provide NYU with written reports on all activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each six (6) months of the duration of this Agreement, commencing six months after the Effective Date.

       (e) If CORPORATION shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless NYU and CORPORATION have mutually agreed to amend the Development Plan because of unforeseen circumstances, NYU shall notify CORPORATION in writing of CORPORATION's failure to commercialize and shall allow CORPORATION ninety (90) days to cure its failure to commercialize. CORPORATION's failure to cure such delay to NYU's reasonable satisfaction within such ninety (90)-day period shall be a material breach of this Agreement.

11.    CONFIDENTIAL INFORMATION.

       (a) Except as otherwise provided in Section 11 (c) and Section 12 below, NYU shall maintain any and all of the Research Technology and any and all CORPORATION Confidential Inventions disclosed under 6(b) hereof in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of CORPORATION to said release or disclosure; provided, however that the requirements of this section with respect to Research Technology shall not apply to (i) government authorities and (ii) provision of tangible components to academic or non-profit institutions for research purposes, which shall be provided under a material transfer agreement on conditions consistent with academic standards. NYU shall provide timely notice to CORPORATION of any disclosure made under this provision.

       (b) Except as otherwise provided in Section 11 (c) and 11 (d) below, CORPORATION shall maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure which consent shall not be withheld unreasonably.

       (c) The obligations of confidentiality on each party set forth in Sections 11 (a) and (b) shall not apply to any component of the Research Technology or Corporation Inventions which: (i) was part of the public domain prior to the Effective Date of this Agreement, (ii) which becomes a part of the public domain not due to some unauthorized act by or omission of the receiving party after the effective date of this Agreement, (iii) which was disclosed to the receiving party by a third party who has the right to make such disclosure, (iv) was known to the receiving party prior to disclosure by the disclosing party, or (v) was independently developed by the receiving party without use of confidential information of the disclosing party.

       (d) The provisions of Section 11 (b) notwithstanding, CORPORATION may disclose the Research Technology to: (i) third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products, (ii) in any private placement memoranda, prospectus, business plan or other aspect of a presentation to interested investors, or (iii), to prospective or actual sublicensees of CORPORATION, provided that such third parties undertake a written obligation of confidentiality with respect to the Research Technology at least as restrictive as CORPORATION's obligations under this Section 11, a copy of which shall be provided to NYU.

12.    PUBLICATION.

       (a) Prior to submission for publication of a manuscript describing the results of any aspect of the NYU Research Project, NYU shall send CORPORATION a copy of the manuscript to be submitted, and shall allow CORPORATION sixty (60) days from the date of such mailing to determine whether- the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention made by the NYU Scientists during the course and within the term of the NYU Research Project. Should CORPORATION believe the subject matter of the manuscript contains a patentable invention, then, prior to the expiration of such sixty
               (60)-day period from the mailing date of such manuscript to CORPORATION by NYU, CORPORATION shall give written notification to NYU of:

               (i) its determination that such manuscript contains patentable subject matter for which patent protection should be sought; and

               (ii) the countries in which such patent protection should be sought.

       (b) After the expiration of such sixty (60)-day period from the date of mailing such manuscript to CORPORATION, unless NYU has received the written notice specified above from CORPORATION, NYU shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.

       (c) Upon receipt of such written notice from CORPORATION, NYU will thereafter delay submission of the manuscript for an additional period of up to sixty (60) days to permit the preparation and filing in accordance with Section 6 hereof of a U.S. patent application by NYU on the subject matter to be disclosed in such manuscript. After expiration of such 60-day period, or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results.

13.    INFRINGEMENT OF NYU PATENT.

       (a) In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

       (b) In the event of an infringement of an NYU Patent, CORPORATION shall be privileged but not required to bring suit against the infringer. Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent NYU. The expenses of such suit or suits that CORPORATION elects to bring, including any expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees. CORPORATION shall not compromise or settle such litigation without the prior written consent of NYU which shall not be unreasonably withheld.

       (c) In the event that CORPORATION exercises the right to sue provided herein and obtains any amounts as a recovery in any such suit, such amounts shall be divided into two categories of damages: amounts attributable to lost revenues and amounts attributable to all other claims. If the court or terms of any settlement entered into by CORPORATION in accordance with the terms hereof provides for an allocation, such allocation shall be used for purposes of this Section 13 (c). CORPORATION shall (A) reimburse itself for all costs and expenses of every kind and character, including reasonable attorney's fees, necessarily involved in the prosecution of such suit from amounts allocable to lost revenues,
               (b) promptly pay to NYU an amount equal to the percentage called for under the royalty provisions of this agreement of all amounts allocated to claims for lost revenues, after reimbursement of CORPORATION for expenses as provided in clause (a).

       (d) If CORPORATION does not bring suit against said infringer pursuant to Section 13(b) herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement. Should NYU elect to bring suit against an infringer and CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NYU to, represent CORPORATION and NYU shall hold CORPORATION free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys' fees. If CORPORATION has commenced negotiations with an alleged infringer of the NYU Patent for discontinuance of such infringement within such 90-day period, CORPORATION shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NYU may bring suit for such infringement. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to CORPORATION an amount equal to fifty percent (50%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

       (e) CORPORATION agrees to cooperate fully with NYU at the request of NYU, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by NYU for infringement of the NYU patents; provided, NYU shall pay all reasonable expenses (including attorneys' fees) incurred by CORPORATION in connection with such cooperation. NYU shall cooperate and shall endeavor to cause the NYU Scientists to cooperate with CORPORATION at the request of CORPORATION, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CORPORATION for infringement of the NYU Patents; PROVIDED that CORPORATION shall pay all reasonable expenses (including attorneys' fees) incurred by NYU in connection with such cooperation.

14.    LIABILITY AND INDEMNIFICATION.

       (a) CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with: any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION, Corporation Entity or any agent or sublicensee of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement, or (ii) arising out of any other activities to be carried out pursuant to this Agreement; except for claims arising out of the sole gross negligence of the Indemnitee.

       (b) With respect to an Indemnitee, CORPORATION's indemnification under subsection (a)(i) of this Section 14 shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. CORPORATION's indemnification obligation under subsection (a)(ii) of this Section 14 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of such Indemnitee.

       (c) CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

       (d) Whenever an event or situation arises which, it is reasonable to believe, may lead to an indemnification obligation by CORPORATION, the Indemnitee shall give prompt written notice to CORPORATION of such event or situation and, if a claim is made or a suit is brought, the Indemnified Party shall promptly forward a copy of every demand, notice, summons, complaint or other process received by it to CORPORATION. CORPORATION shall assume the defense of such claim and all costs thereof. CORPORATION shall have the right to negotiate and consent to settlement; PROVIDED that the consent of NYU shall be obtained prior to any settlement of a claim or litigation that involves affirmative action on the part of NYU or any Indemnitee or the payment of money for which CORPORATION has not made satisfactory arrangements for reimbursement of NYU or such Indemnified Party. The
               Indemnified Party shall cooperate reasonably with CORPORATION in all respects in all phases of a claim and any proceeding arising therefrom, including but not limited to, assisting in the conduct of lawsuits, assisting in enforcing an agreement of contribution or indemnity against a third party, providing witnesses, and making records and information available to CORPORATION. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel has been specifically authorized in writing by CORPORATION. CORPORATION shall not be responsible for any settlement of any such claim effected without its consent.

15.    SECURITY FOR INDEMNIFICATION.

       (a) At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being -commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION, any Corporation Entity or any agent or sublicensee of

               CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $5,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION's indemnification obligations under Section 14 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to NYU. The minimum amounts of insurance coverage required under this Section 15 shall not be construed to create a limit of CORPORATION's liability with respect to its indemnification obligations under Section 14 of this Agreement.

       (b) CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU. CORPORATION shall provide NYU with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

       (c) CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION, any Corporation Entity or any agent or sublicensee of CORPORATION and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.

16.    EXPIRY AND TERMINATION.

       (a) Unless earlier terminated pursuant to Section 16 or 18 hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 7(b) above.

       (b) At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as "cause" is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or automatically and without further action if either NYU or CORPORATION discontinues its business or becomes insolvent or bankrupt.

       (c) Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at Citibank, N.A., in New York, during-the period of arrears and such amount and the interest thereon may be set off against any amount due, whether under terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

       (d) Upon termination of this Agreement for any reason, prior to expiration as set forth in Section 16(a) hereof, all rights in and to the Research Technology shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the Research Technology.

       (e) Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

       (f) Sections 5, 14, 15, 16, and 21 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement. Section 11 shall survive terminaton, cancellation or expiration of this Agreement and shall remain in full force and effect, EXCEPT that, upon termination, Section 11(a) shall not apply to NYU with respect to Research Technology.

       (g) At the end of the term of the NYU Research Project, after CORPORATION's payment of all funds due under Section 4 hereof, CORPORATION shall have the right to terminate this Agreement without cause, on sixty (60) days' written notice, whereupon all rights in and to the Research Technology shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the Research Technology.

17.    REPRESENTATIONS AND WARRANTIES BY CORPORATION.

               CORPORATION hereby represents and warrants to NYU as follows:

       (a) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION.

       (b) There is no pending or, to CORPORATION's knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION's ability to perform its obligations hereunder; and

       (c) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.

18.    CAPITALIZATION OF THE CORPORATION.

       (a) To effectuate its funding obligations under Sections 4 and 8 of this Agreement and its development and commercialization obligations under Section 10 hereof, CORPORATION undertakes to use its best efforts to sufficiently capitalize CORPORATION with equity financing. CORPORATION undertakes to use its best efforts to raise an aggregate amount of $5 million through one or more private placements of equity securities prior to one (1) year after the Effective Date of this Agreement, or such later date as shall be mutually agreed upon by CORPORATION and NYU in writing, provided, however, that neither party shall have any obligation to agree to an extension beyond one (1) year after the Effective Date of this Agreement. In the event CORPORATION is not capitalized according to this agreement and CORPORATION has not satisfied the requirements of Section 18 (b) below on or before one (1) year after the Effective Date of this Agreement, and the parties have not mutually agreed to an extension of such date, this Agreement may be terminated by NYU on written notice to CORPORATION.

       (b)     As an alternative to meeting the capitalization requirements of
               Section 18(a) above CORPORATION may, at its option, upon written notice to NYU, satisfy the requirements of this Section 18 by entering into a strategic alliance including a sublicense agreement under Section 7 (c) hereof with a major pharmaceutical company, with a market valuation of $5 billion or more, that has made a commitment to develop the Licensed Products in the United States, Japan or Europe, and further provided that CORPORATION shall have: (i) paid to NYU $500,000, and (ii) agrees to pay NYU milestone payments upon filing of an IND and approval of an NDA equal to four (4) times those contemplated in Section 8 (a) above.

       (c) The CORPORATION shall give NYU timely written notification of all closings of private placements pursuant to Section 18(a), and any strategic alliances contemplated in Section 18(b) above.

19.    REPRESENTATIONS AND WARRANTIES BY NYU.

       NYU hereby represents and warrants to CORPORATION as follows:

       (a) NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by NYU.

       (b) There is no pending or, to NYU's knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU's ability to perform its obligations hereunder; and

       (c) There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.

20.    NO ASSIGNMENT.

       Neither CORPORATION nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment; PROVIDED that NYU may assign its interest in this Agreement in whole or in part without the consent of CORPORATION if such assignee (A) is a parent, subsidiary, affiliate or related entity to NYU or (B) is an entity that acquires substantially all of the ownership interests or assets of NYU or New York University Medical Center (or any successor to the foregoing) or
       (C) is an entity formed by NYU or New York University Medical Center (or any successor to the foregoing) and other institutions, one of the purposes, of which is to perform the activities for which NYU is obligated pursuant to this Agreement.

21.    USE OF NAME.

       Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:

       (i) in any product labeling, advertising, promotional or sales literature;

       (ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning this Agreement or file copies of this Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

       Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement or the status or existence of the NYU Research Project without prior written approval of the other party.


22.    MISCELLANEOUS.

       (a) In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code Section 200 ET al. and 15 CFR Section 368 ET SEQ.

       (b) If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

       (c) This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

       (d) Any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and the parties hereby consent to personal jurisdiction of such courts in any action.

       (e) All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

       To NYU:        New York University Medical Center
                      550 First Avenue
                      New York, NY 10016

       Attention:     Isaac T. Kohlberg
                      Vice President for
                      Industrial Liaison
                      and,

                      Office of Legal Counsel
                      New York University
                      Bobst Library
                      70 Washington Square South
                      New York, NY 10012

Attention:     Kathy L. Schulz Associate General Counsel


To CORPORATION:

                      AXONYX Inc.
                      110 Second Street
                      P.O. Box 910
                      Stevenson WA 98648

       Attention:     Dr. Marvin Hausman,
                      Chairman

               or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

       (f) This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU.

       (g) No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

       (h) The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be heard to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

       (i) It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.


                                        NEW YORK UNIVERSITY



                              By:       /s/ Isaac T. Kohlberg
                                        -----------------------------------
                                        Isaac T. Kohlberg

                              Title:    Vice President for Industrial Liaison

                              Date:          4/8/97
                                        -----------------------------------

                                        AXONYX Inc.


                              By:       /s/ Marvin S. Hausman, M.D.
                                        -----------------------------------
                                        Dr. Marvin Hausman

                              Title:    President


                              Date:          4/3/97
                                        -----------------------------------

Read and Accepted by:



/s/ Blas Frangione                           /s/ Claudio Soto
------------------------------               ------------------------------
Dr. Blas Frangione                           Dr. Claudio Soto-Jara

Date:     4/8/97                             Date:     4/8/97
     -------------------------                    -------------------------